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                                                                     EXHIBIT 4.4




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                               F.N.B. CORPORATION


                                       to


                             NORTHERN CENTRAL BANK,
                                   as Trustee



                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of January 1, 1994

                            =======================

                       (First Supplement to the Indenture
                           dated as of May 15, 1992)

                            =======================


          ===========================================================





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                          FIRST SUPPLEMENTAL INDENTURE


                 THIS FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture"), dated as of January 1, 1994, by and between F.N.B. CORPORATION, a Pennsylvania corporation, having its main office at Hermitage Square, Hermitage, Pennsylvania (the "Issuer"), and NORTHERN CENTRAL BANK, a Pennsylvania state-chartered bank and trust company, having its principal corporate trust office in Williamsport, Pennsylvania (the "Trustee"), as trustee.

                 WHEREAS, the Issuer previously has issued its 9 1/2% Subordinated Debentures due May 15, 2002 pursuant to an Indenture dated as of May 15, 1992 (the "Original Indenture" and, as amended hereby, the "Indenture"); and

                 WHEREAS, the Issuer has determined to issue $125,000,000 aggregate principal amount of its Subordinated Notes due
3,6,9,12,18,24,30,36,48,60,84 and 120 months and Subordinated Daily Cash Accounts (collectively, the "New Securities") under and pursuant to the terms of the Indenture; and

                 WHEREAS, pursuant to, and as permitted by, Section 901 of the Original Indenture, it is necessary and desirable to amend certain provisions of the Original Indenture in connection with the issuance of the New Securities; and

                 WHEREAS, the Issuer has duly authorized the execution and delivery of this First Supplemental Indenture and the issuance and sale of the New Securities as a series of Securities under the Indenture; and

                 WHEREAS, the execution and delivery of the New Securities and of this First Supplemental Indenture have in all respects been duly authorized, and all acts and things necessary to make the New Securities, when executed by the Issuer, authenticated by, or on behalf of, the Trustee and issued by the Issuer, the valid and binding legal obligations of the Issuer in accordance with their terms, and, to constitute these presents a valid and binding agreement, enforceable in accordance with its terms, have been done and performed.

                 NOW, THEREFORE, intending to be legally bound hereby, the Issuer has executed and delivered this First Supplemental Indenture.
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                                   ARTICLE I

                                  Definitions


                 All terms used as defined terms in the Original Indenture shall have the same meaning herein unless given a different meaning herein or unless the context clearly otherwise requires. In this First Supplemental Indenture (except as otherwise expressly provided or unless the context clearly otherwise requires), the following terms shall have the meanings specified in the foregoing recitals:

                 First Supplemental Indenture
                 Indenture
                 Issuer
                 New Securities
                 Original Indenture
                 Trustee





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                                   ARTICLE II

                 SECTION 2.01. Appointment of Authenticating Agent. With respect to the New Securities, and all subsequent series of Securities issued under the Indenture, the first paragraph of Section 614 of the Original Indenture is hereby amended and restated, in its entirety, as follows:

                          At any time when any of the Securities remain
                 Outstanding, the Trustee may appoint an Authenticating Agent or Agents with respect to one or more series of Securities which shall be authorized to act on behalf of the Trustee to authenticate Securities of such series issued upon original issue or upon exchange, registration of transfer or partial redemption thereof and Securities so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Wherever reference is made in this Indenture to the authentication and delivery of Securities by the Trustee or the Trustee's certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Company and the Trustee and shall at all times be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section.

                 SECTION 2.02. Compensation and Reimbursement. With respect to the New Securities and all subsequent series of Securities issued under the Indenture, the third paragraph of Section 607 of the Original Indenture is hereby amended and restated, in its entirety, to read as follows:

                 3. to indemnify and hold harmless the Trustee, its directors, officers, employees and agents from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the reasonable fees and disbursements of

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         counsel for the Trustee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Trustee shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Trustee as a result of, or arising out of, or in any way related to or by reason of, this Indenture or any other transactions that may be directly or indirectly related thereto, provided, that the Company shall not be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the negligent actions or willful misconduct of the Trustee as finally determined by a court of competent jurisdiction. Payments under this paragraph three of Section 607 shall be due and payable on demand in writing, and to the extent that the Company fails to pay any such amount within 30 days after such demand, such amount shall bear interest for each day from such date until paid at such interest rate per annum as shall equal the highest interest rate per annum then borne by any of the Securities.


                 SECTION 2.03. Company to Furnish Trustee Names and Addresses of Holders. With respect to the New Securities and all subsequent series of Securities issued under the Indenture, subsection (a) of Section 701 of the Original Indenture is hereby amended and restated, in its entirety, as follows:

                 (a) semiannually, on or before January 15 and July 15 in each year, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of the previous December 31 and June 30, respectively, and if requested in writing 30 days prior to January 5 and July 15, a list of principal and interest payments made to Holders for the previous six month period.


         SECTION 2.04. Money for Securities Payments to be Held in Trust. With respect to the New Securities and all subsequent series of Securities issued under the Indenture, the last line of the first paragraph of Section 1003 of the Original Indenture is amended by deleting the words "its action or."


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                                  ARTICLE III


                                 Miscellaneous

                 SECTION 3.01. Severability. In case any one or more of the provisions contained in the Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture, but the Indenture shall be construed and enforced as if such invalid or illegal or unenforceable provision had never been contained therein.

                 SECTION 3.02. Confirmation. The parties hereto agree that their obligations under the Original Indenture as amended hereby, are and shall remain in full force and effect and the Original Indenture and this First Supplemental Indenture shall be read and construed as one document.

                 SECTION 3.03. Headings for Convenience Only. The descriptive headings of the Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

                 SECTION 3.04. Controlling Law. The laws of the Commonwealth of Pennsylvania shall govern the construction of this First Supplemental Indenture.

                 SECTION 3.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute but one and the same instrument.



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                 IN WITNESS WHEREOF, F.N.B. CORPORATION has caused this First
Supplemental Indenture to be executed in its name by its Chairman or Vice Chairman and its corporate seal to be hereunto affixed, attested by its Secretary or Assistant Secretary, and NORTHERN CENTRAL BANK, as Trustee, has caused this First Supplemental Indenture to be executed in its name by one of its Vice Presidents and its corporate seal to be hereunto affixed, attested by its Secretary or Assistant Secretary, all as of the day and year first above written.

                                                   F.N.B. CORPORATION


                                                 By:    PETER MORTENSEN
                                                        ----------------------
                                                        Chairman and President

ATTEST:


      GARY A. IORFIDO
  -----------------------
    Assistant Secretary

(SEAL)


                                                   NORTHERN CENTRAL BANK
                                                   as Trustee


                                                  By:    WILLIAM E. FOX
                                                         ----------------------
                                                                Vice President

ATTEST:


      CANDY K. BROWN
   --------------------
         Secretary

(SEAL)


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COMMONWEALTH OF PENNSYLVANIA      )
                                  )        SS:
COUNTY OF MERCER                  )


                 On this, the 29th day of December, 1993, before me, the undersigned notary public, personally appeared PETER MORTENSEN, who acknowledged himself to be the Chairman of F.N.B. Corporation, a body corporate and politic, and that he, as such officer, being authorized to do so, executed the foregoing First Supplemental Indenture for the purposes therein contained by signing the name of said corporation by himself as such officer.

                 IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                                         NANCY N. BEATY
                                                      --------------------
                                                          Notary Public
(SEAL)



COMMONWEALTH OF PENNSYLVANIA      )
                                  )        SS:
COUNTY OF LYCOMING                )


                 On this, the 25th day of October, 1993, before me, the undersigned notary public, personally appeared WILLIAM E. FOX, who acknowledged himself to be a Vice President of Northern Central Bank, and that he as such officer, being authorized to do so, executed the foregoing First Supplemental Indenture for the purposes therein contained by signing the name of said Bank as Trustee by himself as such officer.

                 IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                                         JOANN WAGNER
                                                      ------------------
                                                         Notary Public
(SEAL)